ELECTRIC SERVICE AGREEMENT
BETWEEN
IDAHO POWER COMPANY
AND
HOKU MATERIALS, INC

THIS AGREEMENT FOR ELECTRIC SERVICE is executed on ___9/17/2008_____ by HOKU MATERIALS, INC, a Delaware Corporation (“Hoku”) and IDAHO POWER COMPANY, an Idaho Corporation (“Idaho Power”). In consideration of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

SECTION 1 - SPECIAL CONTRACT

1.1 This Agreement is a Special Contract as described in Idaho Power’s Schedule 19.

SECTION 2 - DEFINITIONS
When used in this Agreement:

2.1. “Commission” shall mean the Idaho Public Utilities Commission or its successor agency.

2.2. “Construction Agreement” shall mean that certain Agreement for Construction of Hoku Electric Substation and Associated Facilities dated as of December 28, 2007, by and between Hoku and Idaho Power, as such may be amended from time to time.

2.3. “Contract Load Factor” shall mean 90 percent for purposes of establishing the energy blocks for monthly billing.

2.4. “Embedded Date” shall mean June 1, 2013.

2.5. “Embedded Rate” shall mean the demand and energy rates detailed in the Company’s then-effective Schedule 19T.

2.6. “Excess Demand” shall mean the average kilowatts supplied during the coincident 15-consecutive-minute period of maximum use each day, adjusted for Power Factor, which exceeds the Total Contract Demand.

2.7. “Excess Energy” shall mean any kilowatt-hours of energy supplied to the Hoku Facility during the monthly billing period as measured by the metering equipment located at the Points of Delivery that exceeds the sum of the First Block Energy and the Second Block Energy.

2.8. “First Block Contract Demand” shall mean the monthly number of kilowatts Idaho Power has agreed to make available to the Hoku Facility in accordance with the Scheduled Contract Demand in Section 6.

2.9. “First Block Energy” shall mean the kilowatt-hours determined by multiplying the First Block Contract Demand by the number of hours in the billing period multiplied by the Contract Load Factor.

2.10. “Hoku Facility” shall mean the Hoku Polysilicon Production complex located on One Hoku Way, Pocatello, Idaho.

2.11. “Interconnection Facilities” shall mean all facilities which are reasonably required by Prudent Electrical Practices and the National Electric Safety Code to interconnect and deliver electrical power and energy to the Hoku Facility, including, but not limited to, transmission facilities, substation facilities and metering equipment.

2.12. “Minimum Billed Energy” shall mean the number of kilowatt-hours determined by multiplying 50% of the Total Contract Demand for the billing month by the number of hours in the billing month at the Contract Load Factor.

2.13. “Points of Delivery” shall mean the locations specified in paragraph 5.2 where the electrical facilities owned by Hoku are interconnected to the electrical facilities owned by Idaho Power and where power and energy are delivered by Idaho Power for the purpose of providing electrical service for the operations of the Hoku Facility.

2.14. “Power Factor” shall mean the percentage obtained by dividing the maximum demand recorded in kW by the corresponding kilovolt-ampere (kVa) demand established by Hoku.

2.15. “Prudent Electrical Practices” shall mean those practices, methods and equipment that are commonly and ordinarily used in electrical engineering and utility operation to operate electrical equipment and deliver electric power and energy with safety, dependability, efficiency and economy.

2.16. “Schedule 19” shall mean the Company’s then effective Idaho Retail Tariff Schedule 19T.

2.17. “Schedule 32” shall mean the Hoku tariff schedule of rates and charges or its successor schedules.

2.18. “Scheduled Contract Demand” is defined in Section 6.1.1 below.

2.19. “Second Block Contract Demand” shall mean 25,000 kilowatts.

2.20. “Second Block Energy” shall mean the total kilowatt-hours supplied to the Hoku Facility during the monthly billing period as measured by the metering equipment located at the Points of Delivery less the First Block Energy, but no greater than 25,000 kilowatts multiplied by the number of hours in the billing period multiplied by the Contract Load Factor.

2.21. “Total Contract Demand” shall mean the sum of the First Block Contract Demand and the Second Block Contract Demand as specified in Section 6, and as such may be modified pursuant to Section 6.2 below.

2.22. “Transformer Losses” shall mean energy losses resulting when a transformer changes the voltage level of alternating current electricity. Transformer losses will be accounted for in the initial metering installation.

SECTION 3 - TERM OF AGREEMENT

3.1 This Agreement shall become effective as provided in paragraph 15.1 and remain in effect through the Embedded Date and will be automatically renewed thereafter until either Hoku or Idaho Power terminates this Agreement as provided in paragraph 4.1.

3.2 It is the intention of the parties that following the Embedded Date, the parties shall enter into a new Special Contract whereby Hoku shall pay energy and demand rates that are equal to the lesser of the then-applicable Schedule 19 rate or the average of the contract rates in Idaho Power’s then-effective other “Special Contracts”. These Special Contract rates will remain in effect on an interim basis until the next final Commission order in a general rate case proceeding.

3.3 Service under this Agreement will commence June 1, 2009.

SECTION 4 - TERMINATION

4.1 Notice of Termination: After the Embedded Date, either party to this Agreement shall have the right to terminate this Agreement by delivering written notice of termination to the other party. The effective date of termination will be specified in the termination notice, but such effective date cannot be earlier than 12 months after the date of the delivery of the notice of termination. If both parties give notice of termination, the earliest effective date will prevail. If the effective date of a termination occurs before the new Special Contract is effective between the Parties as described in Section 3.1 above, then the applicable energy and demand rates shall be the Embedded Rate.

SECTION 5 - SERVICES TO BE PROVIDED

5.1 Supply Obligation: In accordance with Prudent Electrical Practices and the provisions of this Agreement, Idaho Power will furnish Hoku’s total requirements for electric power and energy at the Hoku Facility. Hoku will not resell any portion of the power and energy furnished under this Agreement.

5.2 Points of Delivery: Electric power and energy shall be delivered by Idaho Power at each point generally described as the load side terminals of the substation transformer 13.8 kilovolt disconnect switches at the Hoku Facility.

5.3 Adjustment for Transformer Losses: Metering on the load side of the substation transformers will be adjusted for Transformer Losses.

5.4 Description of Electric Service: Idaho Power shall supply three-phase, 60 hz alternating current at nominal 13,800 volts, with a maximum steady state variation of plus or minus five percent (5%) under normal system conditions. Consistent with Prudent Electrical Practices, Idaho Power will operate within the capability of its existing system to minimize voltage level fluctuations, the normal frequency variation to be within plus or minus 0.05 hz on a 60 hz base.

5.5 Available Capacity: Idaho Power will make power available to Hoku in an amount equal to the kilowatts of Total Contract Demand shown in Section 6.1.1.

5.6 Request for Proposals: During the initial term of the agreement, at Hoku’s request, Idaho Power will use commercially reasonable efforts to obtain proposals to supply power to meet Hoku’s summer loads not served by Idaho Power. Idaho Power will customize such supply request to match Hoku’s requirements. These additional purchases are subject to Idaho Power’s ability to deliver the power to Hoku and Hoku’s acceptance of the price and terms of the proposals. Hoku is responsible for the full costs of these purchases and any associated transmission and ancillary service expense to transport such purchases to the Hoku Facility.

5.7 Release of First Block Energy: With adequate notice and the written consent of Idaho Power, Hoku may request a release of all or part of its First Block Energy purchase commitment in return for credit on its First Block Energy Charge. The value of the credit will be determined by mutual agreement and will take into consideration the timing of the notice and Idaho Power’s ability to manage any supply commitments made on Hoku’s behalf.

SECTION 6 - CONTRACT DEMAND

6.1 Contract Demand Provisions prior to the Embedded Date: The following provisions apply during the period of time from June 1, 2009 to the Embedded Date, while Hoku is changing its load at the Hoku Facility.

6.1.1 Scheduled Contract Demand: Hoku agrees to contract for, and Idaho Power agrees to provide power made available to the Hoku Facility in the following amounts expressed in kilowatts (the “Scheduled Contract Demand”):

	First Block	Second Block
Time	Contract	Contract	Total Contract
Period	Demand	Demand	Demand
6/1/2009 - 9/15/2009	18,000	25,000	43,000
9/16/2009 - 12/31/2009	39,000	25,000	82,000
1/1/2010 - 6/15/2010	57,000	25,000	82,000
6/16/2010 - 8/15/2010	18,000	25,000	43,000
8/16/2010 - 9/15/2010	42,000	25,000	67,000
9/16/2010 - 12/31/2010	57,000	25,000	82,000
1/1/2011 - 6/15/2011	57,000	25,000	82,000
6/16/2011 - 8/15/2011	18,000	25,000	43,000
8/16/2011 - 9/15/2011	42,000	25,000	67,000
9/16/2011 - 12/31/2011	57,000	25,000	82,000
1/1/2012 - 6/15/2012	57,000	25,000	82,000
6/16/2012 - 8/15/2012	57,000	25,000	82,000
8/16/2012 - 9/15/2012	57,000	25,000	82,000
9/16/2012 - 12/31/2012	57,000	25,000	82,000
1/1/2013 - 5/31/2013	57,000	25,000	82,000

Hoku acknowledges that Idaho Power is in the process of expanding its system capacity and the Company’s ability to provide the amount of power shown above for the summer load period from 6/16/2012 to 9/15/2012 is contingent on the timely completion of major transmission and generation projects. Hoku agrees that if there are delays in the completions of these projects, the amount of power to be made available to Hoku from 6/16/2012 to 9/15/2012 may be reduced to match the summer load in the previous year.

6.2 Contract Demand Provisions after Initial Expansion: After the Embedded Date, Hoku has the option to increase or decrease its Total Contract Demand level as follows:

6.2.1 Increases to Total Contract Demand: Under the terms of this Agreement, Hoku may increase the Total Contract Demand above 82,000 kilowatts by increasing the First Block Contract Demand in increments of 1,000 to 10,000 kilowatts per year up to a Total Contract Demand of 175,000 kilowatts. Hoku will notify Idaho Power in writing of the additional capacity requirements at least one year in advance. The new Total Contract Demand will be in effect for a minimum of one year. Increases to Total Contract Demand are subject to the availability of adequate capacity in Idaho Power’s facilities to provide the requested service.

6.2.2 Decreases to Total Contract Demand: After the Embedded Date, Hoku may decrease the Total Contract Demand by reducing the First Block Contract Demand in decrements of 1,000 kilowatts. Total Contract Demand may not be decreased below 25,000 kilowatts. Hoku will notify Idaho Power in writing of the decrease in capacity requirements at least one year in advance. The new Total Contract Demand will be in effect for a minimum of one year.

6.3 Excess Demand: Prior to the Embedded Date, and subject to Section 6.2.1 above, the availability of power in excess of the Total Contract Demand is not guaranteed, and if the average kilowatts supplied at the Hoku Facility during the 15-consecutive-minute period of maximum use each day, adjusted for power factor, exceeds the Total Contract Demand, Idaho Power may curtail service to the Hoku Facility. Idaho Power reserves the right to install, at any time, at Hoku’s expense, any device necessary to protect Idaho Power’s system from damage which may be caused by the taking of Excess Demand. Hoku will be responsible for any damages to Idaho Power’s system or damages to third parties resulting from the taking of Excess Demand. Hoku agrees to use its best reasonable efforts to monitor its electric loads and to advise Idaho Power as soon as possible of the potential for Excess Demand at the Hoku Facility. Excess Demand will be subject to the Daily Excess Demand Charge and the Monthly Excess Demand Charge specified in Schedule 32.

6.4 Proration: Billings during months that contain a change in the Scheduled Contract Demand will be prorated.

SECTION 7 - FACILITIES FOR DELIVERY TO HOKU FACILITY

7.1 Additional Facilities: The parties acknowledge that they have separately entered into the Construction Agreement, pursuant to which Hoku is paying Idaho Power to construct the Interconnection Facilities necessary to provide the Total Contract Demand under this Agreement. Idaho Power represents and warrants to Hoku that none of the charges set forth in Schedule 32 include any cost reimbursement or adjustment that is already being paid by Hoku pursuant to the Construction Agreement, and that such Interconnection Facilities are sufficient to supply the Scheduled Contract Demand. To the extent that additional transmission and/or substation Interconnection Facilities are required to provide additional service pursuant to Section 6.2.1 above, special arrangements will be made in a separate Agreement between Hoku and Idaho Power.

7.2 Operation and Maintenance: Idaho Power will operate and maintain Interconnection Facilities necessary to provide service to the Hoku Facility. Such Interconnection Facilities include Interconnection Facilities paid for by Hoku, including those paid for by Hoku pursuant to the Construction Agreement. Idaho Power shall operate and maintain such Interconnection Facilities in accordance with Prudent Electrical Practices.

SECTION 8 - CHARGES TO BE PAID BY HOKU TO IDAHO POWER

8.1 Rates and Charges: The rates and charges for electrical power, energy and other services provided by Idaho Power to the Hoku Facility are identified by component in Schedule 32. The total amount to be paid by Hoku for electric service to the Hoku Facility will be the sum of the components identified on Schedule 32.

8.2 Power Factor: When the Hoku Facility’s Power Factor is less than 95 percent during the 15-consecutive-minute period of maximum use for the monthly billing period, Idaho Power will determine the Total Billing Demand by multiplying the metered demand in kilowatts by 0.95 and dividing that product by the Power Factor.

8.3 Billing and Metering Provisions: Idaho Power will install and maintain suitable metering equipment for each Point of Delivery so that coincident demand and energy consumption can be determined for the billing period.

8.4 First Block Contract Demand Charge: The First Block Contract Demand Charge is fixed and is not subject to change through the Embedded Date. After the Embedded Date, the Contract Demand Charge is subject to change and revision by order of the Commission. After the Embedded Date, Idaho Power will advocate for Commission acceptance of the ratemaking treatment for the Special Contract described in Section 3.2 above.

8.5 First Block Energy Charge: The First Block Energy Charge and Excess Energy Charge are fixed and are not subject to change through the Embedded Date. After the Embedded Date, the Energy Charge and Excess Energy Charge are subject to change and revision by order of the Commission. After the Embedded Date, Idaho Power will advocate for Commission acceptance of the ratemaking treatment for the Special Contract described in Section 3.2 above.

8.6 Second Block Charges: The Second Block Contract Demand Charge and the Second Block Energy Charge will increase or decrease uniformly with any base rate change authorized by the Commission that is applicable to Idaho Power’s Tariff Schedule 19T through the Embedded Date. After the Embedded Date, the Second Block Contract Demand Charge and the Second Block Energy Charge are subject to change and revision by order of the Commission.

8.7 Power Cost Adjustment: The Power Cost Adjustment (PCA) rate as defined under Idaho Power’s Tariff Schedule 55 will be applied to the Second Block Energy only. The PCA rate will not apply to the First Block Energy or to Excess Energy.

8.8 Conservation Program Funding Charge: The Conservation Program Funding Charge as specified in Idaho Power’s Tariff Schedule 91 for Schedule 19 will be applied to the sum of the Second Block Charges, Excess Demand Charges, and Excess Energy Charges.

8.9 Minimum Energy Charges: Each month Hoku will be billed for the actual metered kilowatt-hours of energy, but no less than the Minimum Billed Energy amount defined in Section 2.12.

SECTION 9 - PAYMENT OF BILLS/SETTLEMENTS

9.1 Billing Data: Hoku shall pay Idaho Power for all services provided under this Agreement. Invoices for payment for electric services shall be prepared and submitted to Hoku monthly. All invoices or bills shall contain such data as may be reasonably required to substantiate the billing.

9.2 Payment Procedure: All bills or accounts for electric service owed by Hoku to Idaho Power hereunder shall be due and payable within fifteen (15) days following Hoku’s receipt of a bill. Payment will be made by electronic transfer of funds. Idaho Power will provide Hoku with current ABA routing numbers and other necessary instructions to facilitate the electronic transfer of funds.

SECTION 10 - ACCESS TO PREMISES

10.1 During the term of this Agreement, and for a reasonable period following termination, Idaho Power shall have access to the Hoku Facility premises at all times for the purposes of reading meters, making installations, repairing and removing Interconnection Facilities and Idaho Power equipment and for other proper purposes hereunder.

SECTION 11 - ASSIGNMENT

11.1 This Agreement shall be binding upon the heirs, legal and personal representatives, successors and assigns of the parties hereto.

SECTION 12 - LIABILITY

12.1 Each party agrees to protect, defend, indemnify and hold harmless the other party, its officers, directors, and employees against and from any and all liability, suits, loss, damage, claims, actions, costs, and expenses of any nature, including court costs and attorney’s fees, even if such suits or claims are completely groundless, as a result of injury to or death of any person or destruction, loss or damage to property arising in any way in connection with, or related to, this Agreement, but only to the extent such injury to or death of any person or destruction, loss or damage to property is not due to the negligence or other breach of legal duty of such other party; provided; however, that each party shall be solely responsible for claims of and payment to its employees for injuries occurring in connection with their employment or arising out of any workman’s compensation law.

12.2 Limitation of Liability: Neither party shall, in any event, be liable to the other for any special, incidental, exemplary, punitive or consequential damages such as, but not limited to, lost profits, revenue or good will, or interest, whether such loss is based on contract, warranty, negligence, strict liability or otherwise.

SECTION 13 - MODIFICATIONS OF CONTRACT

13.1 This Agreement may not be modified except by writing, duly signed by both parties hereto.

SECTION 14 - COMMISSION JURISDICTION

14.1 This Agreement and the respective rights and obligations of the parties hereunder, shall be subject to (1) Idaho Power’s General Rules and Regulations as now or hereafter in effect and on file with the Commission and (2) to the jurisdiction and regulatory authority of the Commission and the laws of the State of Idaho.

14.2 The terms, conditions, and rates set forth in this Agreement and Schedule 32 are subject to the continuing jurisdiction of the Commission. The rates under this Agreement are subject to change and revision by order of the Commission upon a finding, supported by substantial competent evidence, that such rate change or revision is just, fair, reasonable, sufficient, nonpreferential, and nondiscriminatory. It is the parties’ intention by such provision that the rate making standards to be used in making any revisions or changes in rates, and the judicial review of any revisions or changes in rates, will be the same standards that are applicable to Idaho intrastate tariff rates.

SECTION 15 - COMMISSION APPROVAL

15.1 This Agreement shall become effective upon the approval by the Commission of all terms and provisions hereof without change or condition.

IDAHO POWER COMPANY

BY	/s/ Daniel B. Minor
ITS	Senior Vice President, Delivery

HOKU MATERIALS, INC.

BY	/s/ Dustin M. Shindo
ITS	CEO

Idaho Power Company

I.P.U.C. No. 28, Tariff No. 101	Original Sheet No. 32-1

SCHEDULE 32

IDAHO POWER COMPANY
ELECTRIC SERVICE RATE
FOR HOKU MATERIALS, INC.
POCATELLO, IDAHO

ELECTRIC SERVICE AGREEMENT DATED SEPTEMBER 17, 2008

APPLICABILITY

This schedule is applicable to service to Hoku Materials, Inc. (Hoku) served by Idaho Power Company under the terms of an Electric Service Agreement (ESA) dated September 17, 2008.

MONTHLY CHARGE

The Monthly Charge is the sum of the following charges and may also include charges as wet for the in Schedule 55 (Power Cost Adjustment), Schedule 91 (energy efficiency Rider), and Schedule 95 (Adjustment for Municipal Franchise Fees).

FIRST BLOCK MONTHLY CHARGES

First Block Contract Demand Charge
$2.35 per kW times the First Block Contract Demand

First Block Energy Charge
6.166¢ per kWh times the First Block Energy (subject to the Minimum Billed Energy amount specified in the ESA)

SECOND BLOCK MONTHLY CHARGES

Second Block Contract Demand Charge
$3.77 per kW times the Second Block Contract Demand

Second Block Energy Charge
2.3769¢ per kWh times the Second Block Energy (subject to Minimum Billed Energy amount specified in the ESA)

EXCESS DEMAND CHARGES

Daily Excess Demand Charge
$0.50 per each kW of Excess Demand per day

Monthly Excess Demand Charge
$5.00 per kW for the highest Excess Demand recorded during the billing period

EXCESS ENERGY CHARGE

7.708¢ per kWh of Excess Energy

IDAHO	Issued by IDAHO POWER COMPANY
Issued Per IPUC Order No. 30035	John R. Gale, Vice President, Regulatory Affairs
Effective - June 1, 2008	1221 West Idaho Street, Boise, Idaho